Exhibit 24.2
POWER OF ATTORNEY
Teledyne Technologies Incorporated 1999 Incentive Plan
— Form S-8 Registration Statement
     The undersigned director of Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), does hereby constitute and appoint John T. Kuelbs and Melanie S. Cibik, or either of them, my true and lawful attorneys and agents, to execute, file and deliver a Registration Statement on Form S-8 (or other appropriate form) (“Form S-8”) with respect to the Teledyne Technologies Incorporated 1999 Incentive Plan, as amended (the “1999 Plan”), which registers up to 201,600 additional shares of Teledyne’s Common Stock, par value $0.01 per share, for and under the 1999 Plan, in my name and on my behalf in my capacity as a director of Teledyne as listed below, and to do any and all acts or things, in my name and on my behalf in my capacity as a director of Teledyne as listed below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable Teledyne to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the Form S-8 (including without limitation executing, filing and delivering any amendments to the Form S-8), and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.
     Witness the due execution hereof as of August 1, 2005.

/s/ Charles J. Queenan, Jr.	Director
Charles J. Queenan, Jr.